Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS THIRD QUARTER 2017 RESULTS

Conference Call Today at 4:00 p.m. CT / 5:00 p.m. ET

AUSTIN, Texas (October 26, 2017) - Apollo Endosurgery, Inc. (“Apollo”) (NASDAQ: APEN), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Total revenues increased 4.8% compared to the third quarter 2016

•	Total Endo-bariatric product sales increased 20.6% compared to the third quarter 2016 and were 56.3% of total revenues

•	Raised $33.6 million in a public equity offering

Todd Newton, CEO of Apollo Endosurgery, said, “The third quarter was a great quarter of accomplishment and performance for our business as we completed an equity offering, received CE Mark approval for Orbera365, and worked through a challenging disruptive event to the U.S. market for intragastric balloons due to an FDA communication in early August. Total revenue in the third quarter increased by 4.8% as worldwide Endo-bariatric product sales increased 20.6% to $9.3 million, representing 56.3% of total revenues on excellent OverStitch demand both in the U.S. and in our direct markets internationally. While Surgical product sales continued to decline, the rate of decline continued to show improvement this quarter.”
Third Quarter 2017 Financial Results

Total sales for the three months ended September 30, 2017 were $16.5 million compared to $15.8 million for the three months ended September 30, 2016 representing growth of 4.8%.

In the U.S., Endo-bariatric product sales, excluding U.S. Orbera starter kit sales were $3.2 million for the three months ended September 30, 2017 versus $2.8 million for the three months ended September 30, 2016, an increase of 14.0%, and $10.1 million for the nine months ended September 30, 2017 versus $8.1 million for the nine months ended September 30, 2016, an increase of 25.1%. As previously announced by the Company in August 2017, the FDA issued a letter to Health Care Professionals relating to potential risks with liquid-filled intragastric balloons. U.S. Endo-bariatric product sales increased at a slower rate in the third quarter compared to the first half of 2017, due to lower demand for Orbera in the aftermath of the FDA’s letter. Overstitch sales growth remained consistent with its year to date trend.

In markets outside the United States (OUS), Endo-bariatric product sales were $6.0 million for the three months ended September 30, 2017 versus $4.5 million for the three months ended September 30, 2016, an increase of 35.3%, and $15.3 million for the nine months ended September 30, 2017 versus $12.5 million for the nine months ended September 30, 2016, an increase of 21.9% primarily due to higher OverStitch sales in our direct markets. Direct market sales were 72.9% and 70.4% of total OUS sales for the three and nine months ended September 30, 2017, respectively, compared to 53.2% and 66.9%, for the same periods in 2016, respectively.

Surgical product sales decreased $0.9 million, or 11.6%, and $3.2 million, or 12.9%, for the three and nine months ended September 30, 2017, respectively, when compared to the same periods in 2016. In the U.S., Surgical product sales decreased $0.9 million, or 16.5%, and $3.0 million or 18.3%, for the three and nine months ended September 30, 2017, respectively, when compared to the same periods in 2016 due to reductions in gastric banding procedures being performed in the U.S. In OUS markets, Surgical product sales decreased by $0.1 million, or 1.9%, and $0.2 million, or 2.5%, for the three and nine months ended September 30, 2017 when compared to the same periods in 2016, respectively.

Gross margin as a percentage of revenues was 63.7% and 63.2% for the three and nine months ended September 30, 2017, respectively, compared to 66.7% and 60.8% for the same periods in 2016, respectively. Gross margin was impacted by the change in inventory reserve which decreased 0.3% and 6.3% as a percentage of total revenue for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016. In June 2016, we recorded an inventory impairment charge related to expiring finished good inventory and excess raw materials transferred from Allergen that we were required to purchase in accordance with the transition services agreement. The remaining change in gross margin is due to the ongoing shift in our product sales mix from higher gross margin Surgical products to Endo-bariatric products that realize lower relative gross margins.
Total operating expenses were $14.8 million and $47.0 million for the three and nine months ended September 30, 2017, respectively, compared to $14.3 million and $43.0 million for the same periods in 2016. For the three months ended September 30, 2017, sales and marketing expenses increased due to higher incentive compensation, Orbera consumer marketing campaign costs and OverStitch physician training program costs. This increase was partially offset by lower general and administration expenses due to transaction costs incurred during the third quarter of 2016 associated with the Lpath merger. The increase for the nine months ended September 30, 2017 was due to higher sales and marketing expenses for the same reasons referenced above and higher general and administrative expenses due to costs incurred to meet our public company filing and corporate governance obligations. Research and development expenses also increased primarily due to costs associated with new product development efforts.
Interest expense decreased $0.5 million and $0.9 million during the three and nine months ended September 30, 2017 when compared to the same periods in 2016 primarily due to reduced cash interest on our senior secured credit facility after principal reductions. The additional decrease for the nine months ended September 30, 2017 was due to the elimination of non-cash interest primarily associated with the convertible notes that converted to equity in December 2016.
Net loss for the three and nine months ended September 30, 2017 was $4.9 million and $20.0 million, respectively, compared to $5.9 million and $21.5 million for the same periods in 2016.
Cash, cash equivalents and restricted cash were $35.5 million as of September 30, 2017.
Capitalization Update
On July 25, 2017, the Company completed a public offering selling 6,542,453 shares at a price of $5.50 per share, including 853,363 shares sold to the underwriters upon exercise of the option to purchase additional shares. The public offering generated net proceeds of approximately $33.6 million, after deducting the underwriting discount and related offering expenses.
Conference Call
Apollo will host a conference call on Thursday, October 26, 2017 at 4:00 p.m. Central Time / 5:00 p.m. Eastern Time to discuss the Company's operating results for the third quarter ended September 30, 2017.
To participate in the conference call dial (888) 576-4387 for domestic callers and (719) 457-6931 for international callers. The conference ID number is 3769341. A live webcast of the conference call will be made available on the “Events and Presentations” section of our Investor Relations website: ir.apolloendo.com.
A replay of the webcast will remain available on Apollo’s website, apolloendo.com, until Apollo releases its fourth quarter 2017 financial results. In addition, a telephonic replay of the call will be available until November 2, 2017. The replay dial-in numbers are (844) 512-2921 for domestic callers and (412) 317-6671 for international callers. The replay conference ID number is 3769341. A transcript of the earnings call will be made available on the “Events and Presentations” section of our Investor Relations website: ir.apolloendo.com.

Non-GAAP Financial Measures
To supplement our financial results presented on a GAAP basis, we provide certain non-GAAP financial measures including adjusted total revenues, excluding U.S. Orbera starter kit sales. Adjusted total revenues, excluding U.S. Orbera starter kit sales is defined as GAAP total revenues excluding one-time U.S. Orbera starter kit sales. Adjusted total revenues, excluding U.S. Orbera starter kit sales is a supplemental measure of our performance that is not required by, and is not determined in accordance with, GAAP.
Non-GAAP financial information is not a substitute for any financial measure determined in accordance with GAAP and should be read only in conjunction with Apollo’s condensed consolidated financial statements prepared in accordance with GAAP. Apollo’s management uses certain supplemental non-GAAP financial measures internally to understand, manage and evaluate Apollo’s business, and make operating decisions. Reconciliations for each non-GAAP financial measure to its most directly comparable GAAP financial measure is provided in the tables below. Management believes that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company's performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information.

About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical device company focused on less invasive therapies for the treatment of obesity, a condition facing over 600 million people globally, as well as other gastrointestinal disorders. Apollo’s device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 80 countries today.
Apollo’s common stock is traded on NASDAQ Global Market under the symbol “APEN”. For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; statements relating to the availability of cash for Apollo’s future operations; Apollo’s ability to support the adoption of its Endo-Bariatric products and its ability to broaden its product portfolio and other factors detailed from time to time in the reports Apollo files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2016 and its Form 10-Q for the three months ended September 30, 2017. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contact
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

The Ruth Group
Lee Roth or Zack Kubow
646-536-7000
apolloendo@theruthgroup.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$16,544	$15,786	$48,170	$49,319
Cost of sales (1)	6,012	5,253	17,744	19,356
Gross margin	10,532	10,533	30,426	29,963
Operating expenses:
Sales and marketing	7,978	6,832	24,832	23,541
General and administrative	2,858	3,842	10,293	8,808
Research and development	2,178	1,782	6,420	5,222
Amortization of intangible assets	1,803	1,799	5,444	5,399
Total operating expenses	14,817	14,255	46,989	42,970
Loss from operations	(4,285)	(3,722)	(16,563)	(13,007)
Other expenses:
Interest expense, net	1,013	1,533	3,529	6,881
Other (income) expense	(451)	674	(283)	1,364
Net loss before income taxes	(4,847)	(5,929)	(19,809)	(21,252)
Income tax expense	55	4	168	203
Net loss	(4,902)	(5,933)	(19,977)	(21,455)
Current dividends on convertible preferred stock	—	(2,396)	—	(6,913)
Net loss attributable to common stockholders	$(4,902)	$(8,329)	$(19,977)	$(28,368)
Net loss per share, basic and diluted	$(0.32)	$(24.85)	$(1.62)	$(85.63)
Shares used in computing net loss per share, basic and diluted (2)	15,481,872	335,172	12,310,426	331,288
_________________________________________
(1) Cost of sales includes inventory impairment charges of $0.1 million and $3.3 million for the three and nine months ended September 30, 2016. Inventory impairment for the three and nine months ended September 30, 2017 was $0.0 million and $0.2 million, respectively.
(2) On December 29, 2016, 9.9 million common shares were issued upon completion of the merger with Lpath, Inc. On July 25, 2017, 6.5 million common shares were issued upon completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except for share data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,553	$19,111
Accounts receivable, net of allowance for doubtful accounts of $435 and $479, respectively	12,327	10,509
Inventory, net	12,773	12,163
Prepaid expenses and other current assets	1,149	1,838
Total current assets	60,802	43,621
Restricted cash	946	930
Property and equipment, net of accumulated depreciation of $6,046 and $4,404, respectively	6,955	6,889
Goodwill	6,828	6,828
Intangible assets, net of accumulated amortization of $26,580 and $20,959, respectively	38,130	43,315
Other assets	341	541
Total assets	$114,002	$102,124
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,194	$13,650
Accrued expenses	7,792	6,630
Total current liabilities	23,986	20,280
Long-term debt	33,177	39,427
Total liabilities	57,163	59,707
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized; 17,290,347 and 10,688,992 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	17	11
Additional paid-in capital	224,899	190,664
Accumulated other comprehensive income	1,629	1,471
Accumulated deficit	(169,706)	(149,729)
Total stockholders' equity	56,839	42,417
Total liabilities and stockholders' equity	$114,002	$102,124

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(19,977)	$(21,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,260	6,747
Amortization of deferred financing costs	257	246
Non-cash interest expense	493	3,895
Change in fair value of warrant liability	—	(918)
Provision for doubtful accounts receivable	106	173
Change in inventory reserve	199	3,297
Stock based compensation	538	309
Foreign exchange on short-term intercompany loans	(592)	1,069
Changes in operating assets and liabilities:
Accounts receivable	(1,414)	116
Inventory	(729)	(4,092)
Prepaid expenses and other assets	885	882
Accounts payable and accrued expenses	3,299	3,199
Net cash used in operating activities	(9,675)	(6,532)
Cash flows from investing activities:
Purchases of property and equipment	(1,258)	(624)
Purchase of intangibles and other assets	(419)	(993)
Net cash used in investing activities	(1,677)	(1,617)
Cash flows from financing activities:
Proceeds from exercise of stock options	119	45
Proceeds from issuance of common stock, net of issuance costs	33,584	—
Payment of debt	(7,000)	—
Payment of contingent consideration	—	(5,000)
Net cash provided by (used in) financing activities	26,703	(4,955)
Effect of exchange rate changes on cash	107	55
Net decrease in cash, cash equivalents and restricted cash	15,458	(13,049)
Cash, cash equivalents and restricted cash at beginning of year	20,041	22,586
Cash, cash equivalents and restricted cash at end of period	$35,499	$9,537

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,875	$3,694
Cash paid for income taxes	178	—

Supplemental disclosure of non-cash investing and financing activity:
Accretion of dividends on preferred stock	$—	$6,913

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
(In thousands)
(unaudited)

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
Endo-bariatric, excluding U.S. Orbera starter kit sales	$3,155	$6,029	$9,184	$2,767	$4,455	$7,222	14.0%	35.3%	27.2%
U.S. Orbera starter kit sales	126	—	126	499	—	499	(74.7)%	—%	(74.7)%
Total Endo-bariatric	3,281	6,029	9,310	3,266	4,455	7,721	0.5%	35.3%	20.6%
Surgical	4,422	2,605	7,027	5,295	2,656	7,951	(16.5)%	(1.9)%	(11.6)%
Other	200	7	207	111	3	114	80.2%	133.3%	81.6%
Total revenues	$7,903	$8,641	$16,544	$8,672	$7,114	$15,786	(8.9)%	21.5%	4.8%
% Total revenues	47.8%	52.2%		54.9%	45.1%

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
Endo-bariatric, excluding U.S. Orbera starter kit sales	$10,137	$15,300	$25,437	$8,101	$12,547	$20,648	25.1%	21.9%	23.2%
U.S. Orbera starter kit sales	726	—	726	3,700	—	3,700	(80.4)%	—%	(80.4)%
Total Endo-bariatric	10,863	15,300	26,163	11,801	12,547	24,348	(7.9)%	21.9%	7.5%
Surgical	13,271	8,164	21,435	16,245	8,374	24,619	(18.3)%	(2.5)%	(12.9)%
Other	551	21	572	334	18	352	65.0%	16.7%	62.5%
Total revenues	$24,685	$23,485	$48,170	$28,380	$20,939	$49,319	(13.0)%	12.2%	(2.3)%
% Total revenues	51.2%	48.8%		57.5%	42.5%

_________________________________________

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(unaudited)

	Three Months Ended September 30,		% Increase / (Decrease)
	2017	2016
Total revenues	$16,544	$15,786	4.8%
Less: U.S. Orbera starter kit sales	(126)	(499)	(74.7)%
Adjusted total revenues, excluding U.S. Orbera starter kit sales	$16,418	$15,287	7.4%

	Nine Months Ended September 30,		% Increase / (Decrease)
	2017	2016
Total revenues	$48,170	$49,319	(2.3)%
Less: U.S. Orbera starter kit sales	(726)	(3,700)	(80.4)%
Adjusted total revenues, excluding U.S. Orbera starter kit sales	$47,444	$45,619	4.0%